Exhibit 99

777 E. Wisconsin Ave.
Milwaukee, WI 53202
USA
Fax: 414.382.5560

News Release

Contact:          Matthew Gonring
Rockwell Automation
414-382-5575

Rockwell Automation Reports First Quarter Results

MILWAUKEE (January 27, 2004) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2004 first quarter net income of $62.2 million (32 cents per diluted share). This result includes the following items:

•	A net tax benefit of $4.3 million (2 cents per share) related to additional state tax benefits associated with a U.S. federal research and experimentation tax credit settlement; and

•	Income of $7.6 million ($4.6 million after tax, or 2 cents per share), reflected in discontinued operations, from a final judgment in a legal proceeding related to a facility formerly operated by the company.

Excluding the items above, fiscal 2004 first quarter income from continuing operations was $53.3 million (28 cents per share). This result compares to fiscal 2003 first quarter income from continuing operations and net income of $41.7 million (22 cents per share).

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1st Quarter Earnings
Rockwell Automation

Sales for the first quarter were $1,015.7 million, up 3 percent compared to $983.6 million in the first quarter of 2003. Included in sales for the first quarter is $48.9 million due to the effect of currency translation. Segment operating earnings for the first quarter were $110.4 million, up 18 percent compared to $93.6 million in the first quarter of 2003, primarily as a result of the continuing benefits of cost reduction actions and Lean Enterprise initiatives.

Don H. Davis, chairman and chief executive officer, said, “I am very pleased with the results delivered by this management team. Our senior leadership is solidly in place and I have every confidence in the team’s ability to execute our balanced growth and performance strategy. I continue to believe this business has never been better positioned to take advantage of the emerging recovery in industrial markets.”

Keith Nosbusch, who will become president and CEO following the annual shareowners’ meeting February 4, added, “Control Systems delivered excellent operating results due to a continued focus on improving operational efficiencies, further strengthening our operating leverage. Despite continuing sluggish market conditions, Power Systems and FirstPoint Contact also delivered improved operating results. In addition, the company continues to produce exceptionally strong cash flow, with free cash flow for the quarter of $128.1 million.”

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1st Quarter Earnings
Rockwell Automation

Nosbusch concluded, “Control Systems continues to see a broad-based recovery in its end markets as evidenced by an improving sales run rate in each of the last two quarters, excluding the effect of currency. We believe the core business has passed through an inflection point and appears to be in a sustainable upward trend. We are confident we will achieve full-year earnings growth of 20 to 30 percent, which would equate to diluted EPS from continuing operations in the range of $1.35 to $1.45 excluding the tax benefit.”

Following is a discussion of first quarter results for each business.

Control Systems

Control Systems first quarter sales increased 5 percent to $828.8 million from $787.1 million in the first quarter of 2003. Included in sales for the first quarter is $46.3 million due to the effect of currency translation. The Logix business increased approximately 20 percent. Within Global Manufacturing Solutions, the process solutions, software and manufacturing information solutions businesses collectively increased approximately 9 percent. Segment operating earnings were $100.5 million, an increase of 17 percent compared to $85.9 million in 2003’s first quarter. Control Systems return on sales was 12.1 percent in 2004’s first quarter compared to 10.9 percent in 2003.

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1st Quarter Earnings
Rockwell Automation

Power Systems

Power Systems first quarter sales were $161.5 million compared to $170.8 million in last year’s first quarter, primarily driven by changes in distribution channel inventories at the Mechanical business. First quarter segment operating earnings increased to $9.1 million compared to $8.1 million in the first quarter of 2003 due to the continuing benefits of cost reduction actions. Power Systems return on sales was 5.6 percent versus 4.7 percent in the first quarter of 2003.

Rockwell FirstPoint Contact

Rockwell FirstPoint Contact sales in the first quarter were $25.4 million compared to $25.7 million in 2003’s first quarter. Operating earnings were $0.8 million for the quarter compared to a loss of $0.4 million in the first quarter of 2003.

Other Items

First quarter 2004 general corporate expenses were $16.9 million compared to $12.4 million in the first quarter of 2003. The increase is in part the result of costs associated with the corporate staff changes and lower earnings from the company’s investment in Rockwell Scientific Company LLC.

Interest expense in the first quarter of 2004 was $10.5 million compared to $15.1 million in the first quarter of 2003. The decrease was the result of the retirement at maturity of the company’s $150 million principal amount of 6.80% notes in April 2003 and the benefit of an interest rate swap.

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1st Quarter Earnings
Rockwell Automation

The effective tax rate for the first quarter of 2004 was 24 percent compared to 30 percent in the first quarter of 2003. Income taxes for the first quarter of 2004 include a benefit of $4.3 million related to additional state tax benefits associated with a previously reported U.S. federal research and experimentation tax credit settlement in 2003. The effective tax rate is expected to be 30 percent for the remainder of the year.

Discontinued operations includes income of $7.6 million ($4.6 million after tax, or 2 cents per share) from a final judgment in a legal proceeding related to the company’s former operation of the Rocky Flats facility of the Department of Energy.

Cash Flow

First quarter 2004 free cash flow from continuing operations was $128.1 million compared to $89 million in the first quarter of 2003. The strong cash flow performance is the result of continued focus on cash generation, in particular capital spending discipline. The company defines free cash flow as cash provided by operating activities reduced by capital expenditures.

Following are additional business developments:

•	The Rockwell Automation Logix integrated control and information architecture continued to fuel growth and expand the company’s served markets. Highlights include:

–	Rockwell Automation was named a preferred supplier by Alcoa Primary Metals, which

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expects to place orders of more than $10 million for ControlLogix® systems and Rockwell Automation Asset Management Program (RAAMP) support for its plants globally between 2004 and 2006.

–	Shell Lubricants (UK) signed a $2.8 million contract for an integrated batch control system that will integrate plant-floor data with the Enterprise Resource Planning and Manufacturing Execution Systems. Rockwell Automation’s Global Manufacturing Solutions will also provide project management, engineering, training and on-site support.

–	A major global tire manufacturer signed a contract for an integrated Manufacturing Execution System solution. The project, covering multiple plants, includes ControlLogix® systems, software and services.

•	Rockwell Automation’s Global Manufacturing Solutions received a $2.2 million contract for software and Propack Data services with one of the world’s largest research-driven pharmaceutical and health care products companies. Additionally, a Hungarian pharmaceutical manufacturer signed a contract for a variety of Propack Data licenses and services.

•	Rockwell Automation continues to expand its machine safety business. Hyundai Motor Manufacturing-Alabama placed a $1.4 million safety control system order for its body shop line. Comau Pico, a major global automotive OEM, selected Allen-Bradley® Guardmaster® light curtains for the Mercedes-Benz Tuscaloosa project.

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1st Quarter Earnings
Rockwell Automation

A conference call to discuss Rockwell Automation’s financial results will take place at 10 A.M. Eastern Time on January 27. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believes,” “estimates,” “expect(s),” “anticipates,” “will,” “intends” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to economic and political changes in international markets where the company competes, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which the company has no control; demand for and market acceptance of new and existing products, including levels of capital spending in industrial markets; successful development of advanced technologies; competitive product and pricing pressures; future terrorist attacks; epidemics; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. The company also is a provider of contact management technologies and applications that help companies more efficiently manage interaction with their own customers. Headquartered in Milwaukee, Wisconsin, the company employs about 20,000 people serving customers in more than 80 countries.

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ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Quarter Ended December 31,
	2003	2002
Sales
Control Systems	$828.8	$787.1
Power Systems	161.5	170.8
FirstPoint Contact	25.4	25.7

Total Sales	$1,015.7	$983.6

Segment Operating Earnings (Loss)
Control Systems	$100.5	$85.9
Power Systems	9.1	8.1
FirstPoint Contact	0.8	(0.4)

Total Segment Operating Earnings	110.4	93.6
Purchase Accounting Amortization	(6.8)	(6.5)
General Corporate - Net	(16.9)	(12.4)
Interest Expense	(10.5)	(15.1)
Income Tax Provision (see Note 1)	(18.6)	(17.9)

Income from Continuing Operations	57.6	41.7
Income from Discontinued Operations (see Note 2)	4.6	–

Net Income	$62.2	$41.7

Diluted Earnings Per Share:
Continuing Operations	$0.30	$0.22
Discontinued Operations	0.02	–

Net Income	$0.32	$0.22

Average Diluted Shares	192.3	189.4

(1)	Includes a net benefit of $4.3 million in the first quarter of 2004 related to additional state tax benefits associated with a previously reported U.S. federal research and experimentation tax credit settlement in 2003.

(2)	Includes income of $7.6 million ($4.6 million after-tax, or 2 cents per share) from a final judgment in a legal proceeding related to the Company’s former operation of the Rocky Flats facility of the Department of Energy.

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ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	December 31, 2003	September 30, 2003
ASSETS
Cash and cash equivalents	$315.6	$226.4
Receivables	668.7	683.7
Inventories	544.2	541.6
Deferred income taxes	160.2	164.2
Other current assets	126.2	120.5

Total current assets	1,814.9	1,736.4
Property	902.8	925.4
Goodwill	808.3	798.2
Other intangible assets	343.0	344.1
Other assets	168.9	182.2

Total	$4,037.9	$3,986.3

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term debt	$8.7	$8.7
Accounts payable	290.3	327.1
Compensation and benefits	146.5	170.6
Income taxes payable	22.8	15.0
Other current liabilities	327.5	298.6

Total current liabilities	795.8	820.0
Long-term debt	759.4	764.0
Retirement benefits	674.1	656.7
Deferred income taxes	32.0	37.4
Other liabilities	121.6	121.4
Shareowners’ equity	1,655.0	1,586.8

Total	$4,037.9	$3,986.3

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ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Three Months Ended December 31,
	2003	2002
CONTINUING OPERATIONS:
OPERATING ACTIVITIES:
Income from continuing operations	$57.6	$41.7
Adjustments to arrive at cash provided by operating activities:
Depreciation	40.8	44.2
Amortization of intangible assets	7.6	5.6
Net (gain) loss on disposition of property and businesses	(1.0)	0.1
Income tax benefit from the exercise of stock options	14.4	1.0
Receivables	43.0	33.0
Inventories	2.4	6.3
Accounts payable	(41.2)	(37.0)
Compensation and benefits	(26.8)	(10.0)
Changes in other assets and liabilities	47.5	18.9

Cash provided by operating activities	144.3	103.8

INVESTING ACTIVITIES:
Capital expenditures	(16.2)	(14.8)
Other investing activities	0.2	(5.0)

Cash used for investing activities	(16.0)	(19.8)

FINANCING ACTIVITIES:
Repayments of debt	–	(1.3)
Cash dividends	(30.8)	(30.7)
Purchases of treasury stock	(40.7)	(28.4)
Proceeds from the exercise of stock options	35.6	6.3
Other financing activities	(0.6)	(1.4)

Cash used for financing activities	(36.5)	(55.5)

Effect of exchange rate changes on cash	(2.6)	(11.1)

Increase in cash and cash equivalents	$89.2	$17.4

FREE CASH FLOW:
Cash provided by operating activities	$144.3	$103.8
Capital expenditures	(16.2)	(14.8)

Free cash flow (see Note 1)	$128.1	$89.0

(1)	The company’s definition of free cash flow, which is an internal performance measurement, may be different from definitions used by other companies.

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ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Income Excluding Income Tax Benefits

The company’s press release contains information regarding income excluding the income tax benefit in 2004 related to a previously announced settlement of a U.S. federal research and experimentation credit refund claim in 2003, which is a non-GAAP financial measure. Management believes that income excluding such income tax benefits is useful to investors since the combined benefit related to the settlement is not indicative of the magnitude of tax benefits the company may recognize in the future. Management uses income excluding such income tax benefits to monitor the performance of the company.

Free Cash Flow

The company’s press release contains information regarding free cash flow, which is a non-GAAP financial measure. The company’s definition of free cash flow takes into consideration capital investment required to maintain the operations of the company and execute its strategy. Management believes that free cash flow provides useful information to investors regarding the company’s ability to generate cash from business operations that is available for acquisitions and other investments, debt service, dividends and share repurchases. Management uses free cash flow as one measure to monitor and evaluate the performance of the company.

The following table summarizes free cash flow by quarter for the company:

	Quarter Ended
	Dec. 31, 2002	March 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
Cash provided by operating activities	$103.8	$96.8	$77.1	$158.4	$144.3
Capital expenditures	(14.8)	(26.9)	(29.2)	(37.9)	(16.2)

Free cash flow	$89.0	$69.9	$47.9	$120.5	$128.1

Effect of Currency Translation on Sales

The company’s press release contains information regarding the effect of currency translation on sales. Management believes this provides useful information to investors since it reflects performance of the company without the effect of changes in currency rates, which is outside the control of management. Management uses sales excluding translation to monitor and evaluate the company’s regional performance.

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding translation for the first quarter of 2004:

	Quarter Ended December 31, 2003
	Sales	Currency Translation	Sales Excluding Currency Translation
United States	$459.8	$–	$459.8
Canada	73.4	(11.9)	61.5
Europe, Middle East, Africa	169.8	(26.9)	142.9
Asia-Pacific	91.1	(6.8)	84.3
Latin America	34.7	(0.7)	34.0

Total	$828.8	$(46.3)	$782.5

The following is a reconciliation for the company of reported sales to sales excluding translation for the first quarter of 2004:

	Quarter Ended December 31, 2003
	Sales	Currency Translation	Sales Excluding Currency Translation
United States	$625.1	$–	$625.1
Canada	83.3	(13.4)	69.9
Europe, Middle East, Africa	178.2	(28.2)	150.0
Asia-Pacific	91.9	(6.9)	85.0
Latin America	37.2	(0.4)	36.8

Total	$1,015.7	$(48.9)	$966.8

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